Exhibit 99.1

Atlas Energy Solutions Announces First Quarter 2023 Results

AUSTIN, Texas--(BUSINESS WIRE)--May 8, 2023--Atlas Energy Solutions Inc. (NYSE: AESI) (“Atlas” or the “Company”) today reported financial and operating results for the first quarter of 2023.

First Quarter 2023 Highlights

  Total sales of $153.4 million (on sales volumes of 2.8 million tons)
  Net Income of $62.9 million (41.0% margin)
  Adjusted EBITDA of $84.0 million (54.8% Adjusted EBITDA Margin) (1)
  Net Cash Provided by Operating Activities of $54.2 million
  Adjusted Free Cash Flow of $76.9 million (50.1% Adjusted Free Cash Flow Margin) (1)
  Commenced construction of the Dune Express in March 2023
  Kermit expansion remains on time and on budget
  The Board of Directors declared a quarterly variable dividend of $0.15 per share of Class A common stock and a corresponding distribution of $0.15 per Unit for holders of Atlas Sand Operating, LLC Units
Financial Summary

	For the Three Months Ended
	March 31,	December 31,
	2023	2022
	(unaudited, $ in thousand)
Sales	$153,418	$149,865
Net Income	$62,905	$62,583
Net Income Margin	41%	42%
Adjusted EBITDA (1)	$84,033	$75,235
Adjusted EBITDA Margin (1)	55%	50%
Net Cash Provided by Operating Activities	$54,235	$50,012
Adjusted Free Cash Flow (1)	$76,919	$67,049
Adjusted Free Cash Flow Margin (1)	50%	45%
(1)

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin are non-GAAP financials measures. See Non-GAAP Financial Measures for a discussion of these measures and a reconciliation of these measures to our most directly comparable financial measures calculated and presented in accordance with GAAP.

Bud Brigham, Founder, Executive Chairman and CEO, commented, “This was a tremendous quarter for Atlas and a great start to the year. We set a Company record for quarterly sales volumes at 2.8 million tons which annualizes to a run-rate of over 11.0 million tons per year. We generated $84.0 million in Adjusted EBITDA and given our low levels of required maintenance capital expenditures we converted over 91% of that Adjusted EBITDA to Adjusted Free Cash Flow. We also declared a $0.15 per share dividend this quarter, our sixth distribution.”

Bud Brigham continued, “In terms of growth capex, we are progressing nicely on our Kermit facility expansion, which we expect to come online, on-time and on-budget, later this year, which should increase our Company’s production approximately 50%. Importantly, we’ve officially kicked off the process of building the Dune Express, which included the placement of orders for long lead time equipment.”

John Turner, President & CFO, added, “Atlas is in a great position on the heels of an excellent first quarter for this fiscal year 2023. Our balance sheet and liquidity positions are strong, with $352.7 million of cash on the balance sheet, an undrawn ABL facility providing for $73.9 million of borrowing capacity and a modest $167.8 million of total debt between our term loan and various equipment leasing facilities as of the end of the first quarter. The rollout of our logistics platform continues to progress well, as we delivered nearly 200 payloads in excess of 70 tons per truck in the first quarter of 2023. We are intently focused on delivering attractive rates of return on our on-going growth projects, and we continue to see strength in the Permian Basin sand and logistics markets.”

First Quarter 2023 Financial Results

First quarter 2023 product sales increased $6.3 million, or 5.1%, sequentially, to $128.1 million, driven by a combination of both additional sales volumes and higher average minegate pricing (2.8 million tons at $46.45 per ton vs. 2.7 million tons at $45.69 per ton). First quarter 2023 service sales decreased by $2.7 million, or 9.7%, sequentially, to $25.3 million. The decrease in service sales was associated with softer freight pricing experienced during the period.

First quarter 2023 cost of goods sold (excluding depreciation, depletion and accretion expense) (“COGS”) decreased by $ 4.7 million, or 7.0%, sequentially, to $62.6 million. The decrease in our COGS was primarily driven by a meaningful reduction in contract labor costs associated with the ongoing transition to bring our dredge mining operations fully in-house and a reduction in last mile logistics costs.

Selling, general and administrative expenses (“SG&A”) for the first quarter of 2023 increased $0.6 million, or 7.6%, sequentially, to $8.5 million, driven by increases in stock and unit-based compensation.

Net income for the first quarter of 2023 increased $0.3 million, or 0.5%, as compared to the fourth quarter of 2022, to $62.9 million. The increase in our net income was primarily associated with higher revenue generation which was partially offset by higher taxes for the period.

Adjusted EBITDA for the first quarter of 2023 increased by $8.8 million, or 11.7%, as compared to the fourth quarter of 2022, to $84.0 million.

Liquidity, Capital Expenditures and Other

As of March 31, 2023, the Company’s total liquidity was $426.6 million, which was comprised of $352.7 million in cash and cash equivalents (held in cash, CDs, and 4-week Treasury bills) and $73.9 million of availability under the Company’s ABL Facility; the Company had no borrowings outstanding under the ABL Facility and $1.1 million of outstanding undrawn letters of credit.

Net cash used in investing activities was $60.9 million during the first quarter of 2023, driven largely by costs associated with the Kermit Plant expansion project and the payments for long-lead time equipment for the construction of the Dune Express. The Kermit Plant expansion is progressing on-time and on-budget. We expect the additional 5.0mmtpy to come online during the fourth quarter of this year.

As of March 31, 2023, Atlas had 100,000,000 shares of common stock outstanding, comprised of 57,147,501 shares of Class A common stock outstanding (representing 57.1% of the total voting power) and 42,852,499 shares of Class B common stock outstanding (representing 42.9% of the total voting power).

Quarterly Dividend

On May 8, 2023, the Board of Directors (the “Board”) of Atlas declared a quarterly variable dividend to Class A common stockholders of $0.15 per share. The Board also declared a corresponding distribution of $0.15 per Unit for holders of Units of Atlas Sand Operating, LLC. The dividend will be payable on May 22, 2023 to holders of record of Class A common stock and Units at the close of business on May 15, 2023.

John Turner, President & CFO added, “Atlas has demonstrated its ability to generate meaningful cash flow across industry cycles. Given our continued cash generation, we are well positioned to return capital to shareholders. We are committed to creating long-term value for our shareholders through a balanced strategy of returning cash to shareholders and reinvesting our cash flow at high rates of return.”

Conference Call Information

The Company will host a conference call to discuss financial and operational results on Tuesday, May 9, 2023 at 8:00am Central Time (9:00am Eastern Time). Individuals wishing to participate in the conference call should dial (877) 407-4133. A live webcast will be available at https://ir.atlas.energy/. Please access the webcast or dial in for the call at least 10 minutes ahead of the start time to ensure a proper connection.

An archived version of the conference call will be available on the Company’s website shortly after the conclusion of the call.

The Company has also posted an updated investor presentation titled “Investor Presentation May 2023” at https://ir.atlas.energy/ in the “Presentations” section under “News & Events” tab on the Company’s Investor Relations webpage.

About Atlas Energy Solutions

Our company was founded in 2017 by long-time E&P operators and led by Bud Brigham. Our experience as E&P operators, combined with our unique asset base and focus on using technology to deliver novel solutions to our customers’ toughest challenges and mission-critical needs differentiates us as the proppant and logistics provider of choice in the Permian Basin.

Atlas is a leader in the proppant and proppant logistics industry and is currently solely focused on serving customers in the Permian Basin of West Texas and New Mexico, the most active oil and natural gas producing regions in North America. Our Kermit, TX and Monahans, TX facilities are strategically located and specifically designed to maximize reliability of supply and product quality, and our deployment of trucking assets and the Dune Express is expected to drive significant logistics efficiencies.

Our core mission is to maximize value for our stockholders by generating strong cash flow and allocating our capital resources efficiently, including providing a regular and durable return of capital to our investors through industry cycles. Further, we recognize that our long-term profitability is maximized in being good stewards of the environments and communities in which we operate. In our pursuit of this mission, we work to improve the processes involved in the development of hydrocarbons, which we believe will ultimately contribute to providing individuals with access to the energy they need to sustain or improve their quality of life in a clean, safe, and efficient manner. We take great pride in contributing positively to the development of the hydrocarbons that power our lives.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are predictive or prospective in nature, that depend upon or refer to future events or conditions or that include the words “may,” “assume,” “forecast,” “position,” “strategy,” “potential,” “continue,” “could,” “will,” “plan,” “project,” “budget,” “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements about our business strategy, our industry, our future operations and profitability, expected capital expenditures and the impact of such expenditures on our performance, financial position, production, revenues and losses, our capital programs, management changes, current and potential future long-term contracts and our future business and financial performance. Although forward-looking statements reflect our good faith beliefs at the time they are made, we caution you that these forward-looking statements are subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include but are not limited to, commodity price volatility stemming from the continued impacts of COVID-19, including any new strains or variants, the ongoing war in Ukraine, adverse developments affecting the financial services industry, our ability to complete growth projects, including the Dune Express, on time and on budget, actions of OPEC+ to set and maintain oil production levels, the level of production of crude oil, natural gas and other hydrocarbons and the resultant market prices of crude oil, inflation, environmental risks, operating risks, regulatory changes, lack of demand, market share growth, the uncertainty inherent in projecting future rates of reserves, production, cash flow, access to capital, the timing of development expenditures and other factors discussed or referenced in our filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”), including those discussed under the heading “Risk Factors” in our final prospectus, dated March 8, 2023, filed with the SEC pursuant to Rule 424(b) under the Securities Act on March 10, 2023 in connection with our initial public offering. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Atlas Energy Solutions Inc.
Condensed Consolidated Statements of Income
(unaudited, $ in thousands, except per share data)

	For the Three Months Ended
	March 31,	December 31,
	2023	2022
	(unaudited, $ in thousand)
Product sales	$128,142	$121,881
Service sales	25,276	27,984
Total sales	153,418	149,865
Cost of sales (excluding depreciation, depletion and accretion expense)	62,555	67,285
Depreciation, depletion and accretion expense	8,519	7,791
Gross profit	82,344	74,789
Selling, general and administrative expense (including stock and unit-based expense of $622 and $135 for the three months ended March 31, 2023 and December 31, 2022, respectively)	8,504	7,903
Operating income	73,840	66,886
Interest expense, net	(3,442)	(3,990)
Other income	184	121
Income before income taxes	70,582	63,017
Income tax expense	7,677	434
Net income	$62,905	$62,583
Less: Pre-IPO net income attributable to Atlas Sand Company, LLC	54,561
Less: Net income attributable to redeemable noncontrolling interest	6,610
Net income attributable to Atlas Energy Solutions, Inc.	$1,734

Net income per Class A common share
Basic	$0.03
Diluted	$0.03
Weighted average Class A common shares outstanding
Basic	57,148
Diluted	57,408

Atlas Energy Solutions Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited, $ in thousands)

	For the Three Months Ended
	March 31,	December 31,
	2023	2022
	(unaudited, $ in thousand)
Operating Activities:
Net income	$62,905	$62,583
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion expense	8,808	8,089
Amortization of debt discount	118	119
Amortization of deferred financing costs	87	110
Stock and unit-based compensation	622	135
Deferred income tax	3,808	(2)
Commodity derivatives gain	-	15
Settlements on commodity derivatives	-	141
Other	206	232
Changes in operating assets and liabilities	(22,319)	(21,410)
Net cash provided by operating activities	54,235	50,012

Investing Activities:
Purchases of property, plant and equipment	(60,940)	(35,428)
Net cash used in investing activities	(60,940)	(35,428)

Financing Activities:
Net proceeds from IPO	303,426	-
Payment of offering costs	(1,581)	-
Payments on term loan borrowings	(8,226)	(7,987)
Issuance costs associated with debt financing	(530)	-
Payments under finance leases	(738)	(307)
Member distributions	(15,000)	(15,000)
Net cash provided by (used in) financing activities	277,351	(23,294)

Net increase (decrease) in cash and cash equivalents	270,646	(8,710)
Cash and cash equivalents, beginning of period	82,010	90,720
Cash and cash equivalents, end of period	$352,656	$82,010

Atlas Energy Solutions Inc.
Condensed Consolidated Balance Sheets
($ in thousands)

	As of	As of
	March 31, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$352,656	$82,010
Accounts receivable, including related parties	95,112	74,392
Inventories, prepaid expenses and other current assets	22,886	22,329
Total Current Assets	470,654	178,731
Property, plant and equipment, net	601,964	541,524
ROU Assets	29,151	23,222
Other long-term assets	2,099	7,522
Total Assets	$1,103,868	$750,999
Liabilities, redeemable noncontrolling interest and stockholders’ and members’ equity
Current liabilities:
Accounts payable, including related parties	$34,512	$31,799
Accrued liabilities and other current liabilities	44,616	36,289
Current portion of long-term debt	25,102	20,586
Total Current Liabilities	104,230	88,674
Long-term debt, net of discount and deferred financing costs	114,018	126,588
Deferred tax liabilities	23,467	1,906
Other long-term liabilities	27,733	22,474
Total Liabilities	269,448	239,642
Redeemable noncontrolling interest	777,955	-
Total stockholders' and members' equity	56,465	511,357
Total liabilities, redeemable noncontrolling interest and stockholders’ and members’ equity	$1,103,868	$750,999

Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Adjusted Free Cash Flow Conversion and Maintenance Capital Expenditures are non-GAAP supplemental financial measures used by our management and by external users of our financial statements such as investors, research analysts and others, in the case of Adjusted EBITDA, to assess our operating performance on a consistent basis across periods by removing the effects of development activities, provide views on capital resources available to organically fund growth projects and, in the case of Adjusted Free Cash Flow, assess the financial performance of our assets and their ability to sustain dividends or reinvest to organically fund growth projects over the long term without regard to financing methods, capital structure, or historical cost basis.

These measures do not represent and should not be considered alternatives to, or more meaningful than, net income, income from operations, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP as measures of our financial performance. Adjusted EBITDA and Adjusted Free Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income, the most directly comparable GAAP financial measure. Our computation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Adjusted Free Cash Flow Conversion and Maintenance Capital Expenditures may differ from computations of similarly titled measures of other companies.

Non-GAAP Measure Definitions:

  We define Adjusted EBITDA as net income (loss) before depreciation, depletion and accretion, interest expense, income tax expense, stock and unit-based compensation, gain (loss) on extinguishment of debt and unrealized commodity derivative gain (loss). Management believes Adjusted EBITDA is useful because it allows management to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period and against our peers without regard to financing method or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.
  We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total sales.
  We define Adjusted Free Cash Flow as Adjusted EBITDA less Maintenance Capital Expenditures. Management believes that Adjusted Free Cash Flow is useful to investors as it provides a measure of the ability of our business to generate cash.
  We define Adjusted Free Cash Flow Margin as Adjusted Free Cash Flow divided by total sales.
  We define Adjusted Free Cash Flow Conversion as Adjusted Free Cash Flow divided by Adjusted EBITDA.
  We define Maintenance Capital Expenditures as capital expenditures excluding growth capital expenditures.

Atlas Energy Solutions Inc. – Supplemental Information
Reconciliation of Adjusted EBITDA and Adjusted Free Cash Flow to Net Income
(unaudited, $ in thousands)

	For the Three Months Ended
	March 31,	December 31,
	2023	2022
	(unaudited, $ in thousand)
Net income	$62,905	$62,583
Depreciation, depletion and accretion expense	8,808	8,089
Interest expense	4,021	3,993
Income tax expense	7,677	434
EBITDA	83,411	75,099
Stock and unit-based compensation expense	622	135
Unrealized commodity derivative gain	-	1
Adjusted EBITDA	84,033	75,235
Maintenance Capital Expenditures	7,114	8,186
Adjusted Free Cash Flow	$76,919	$67,049
Atlas Energy Solutions Inc. – Supplemental Information
Reconciliation of Adjusted Free Cash Flow to Net Cash Provided by Operating Activities
(unaudited, $ in thousands)

	For the Three Months Ended
	March 31,	December 31,
	2023	2022
	(unaudited, $ in thousand)
Net cash provided by operating activities	$54,235	$50,012
Current income tax expense (1)	3,869	436
Change in operating assets and liabilities	22,319	21,410
Cash interest expense (1)	3,816	3,764
Maintenance Capital Expenditures	(7,114)	(8,186)
Other	(206)	(387)
Adjusted Free Cash Flow	$76,919	$67,049

Adjusted EBITDA Margin	55%	50%
Adjusted Free Cash Flow Margin	50%	45%
Adjusted Free Cash Flow Conversion	92%	89%
(1)	A reconciliation of the adjustment of these items used to calculate Adjusted Free Cash Flow to the Consolidated Financial Statements is included below.

Atlas Energy Solutions Inc. – Supplemental Information
Reconciliation of Maintenance Capital Expenditures to Purchase of Property, Plant and Equipment
(unaudited, $ in thousands)

	For the Three Months Ended
	March 31,	December 31,
	2023	2022
	(unaudited, $ in thousand)
Maintenance capital expenditures, accrual basis reconciliation:
Purchase of property, plant and equipment	$60,940	$35,428
Changes in operating assets and liabilities associated with investing activities (1)	6,811	6,031
Less: Growth capital expenditures	(60,637)	(33,273)
Maintenance Capital Expenditures, accrual basis	$7,114	$8,186
(1)

Positive working capital changes reflect capital expenditures in the current period that will be paid in a future period. Negative working capital changes reflect capital expenditures incurred in a prior period but paid during the period presented.

Atlas Energy Solutions Inc. – Supplemental Information
Reconciliation of Current Income Tax Expense to Income Tax Expense
(unaudited, $ in thousands)

	For the Three Months Ended
	March 31,	December 31,
	2023	2022
	(unaudited, $ in thousand)
Current tax expense reconciliation
Income tax expense	$7,677	$434
Less: deferred tax liabilities	(3,808)	2
Current income tax expense	$3,869	$436
Atlas Energy Solutions Inc. – Supplemental Information
Cash Interest Expense to Income Expense, Net
(unaudited, $ in thousands)

	For the Three Months Ended
	March 31,	December 31,
	2023	2022
	(unaudited, $ in thousand)
Cash interest expense reconciliation
Interest expense, net	$3,442	$3,990
Less: Amortization of debt discount	(118)	(119)
Less: Amortization of deferred financing costs	(87)	(110)
Less: Interest income	579	3
Cash interest expense	$3,816	$3,764

Contacts

Investor Contact
Kyle Turlington
T: 512-220-1200
IR@atlas.energy